EXHIBIT 99.5

FOR  IMMEDIATE  RELEASE:

         GENUS FILES COUNTERCLAIMS AGAINST ASMI FOR PATENT INFRINGEMENT
                            AND ANTITRUST VIOLATIONS

SUNNYVALE, CALIF.-AUGUST 2, 2001-Genus, Inc. (Nasdaq: GGNS) yesterday filed counterclaims against ASM International N.V. (Nasdaq: ASMI) charging ASMI with infringing Genus' U.S. Patent 5,294,568, entitled "Method of Selective Etching Native Oxide," and with committing antitrust violations designed to harm the atomic layer deposition (ALD) market. Genus is seeking appropriate damages in connection with the counterclaims. Genus included the claims in its response filed yesterday in the patent infringement case initiated by ASM International N.V. and ASM America. In its court filing, Genus denies ASMI's allegation that Genus infringes two patents that ASMI claims to have acquired. Genus maintains that ASMI's claims based on these patents are improper and that the reimbursement of Genus' attorneys' fees should be awarded.

"Genus respects the intellectual property rights of others," said Eddie Lee, executive vice president of advanced technologies, and corporate IP officer at Genus. "We believe that ASMI's allegations are meritless, and we intend to fight them vigorously. At the same time, Genus expects others to respect its intellectual property rights, and play by the rules in the marketplace.
Accordingly,  we  will  pursue  our  counterclaims  with  equal  vigor."

FORWARD-LOOKING  STATEMENTS
This press release contains forward-looking statements regarding the company's intellectual property rights. These forward-looking statements are subject to a number of risks and uncertainties. These contingencies include but are not limited to potential results of legal challenges by competitors, including ASMI, and general conditions in the semiconductor equipment market and the economy in general. Genus assumes no obligation to update this information. Additional risks and uncertainties are discussed in the Management's Discussion and Analysis of Results of Operations contained in Genus' Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

                                      # # #


ABOUT  GENUS
Founded in 1981, Genus, Inc. designs, manufactures and markets capital equipment and deposition processes for advanced semiconductor manufacturing as well as for other, emerging non-semiconductor applications. Genus offers various thin film deposition modules using its own production-proven equipment and processes for both chemical vapor deposition (CVD) and atomic layer deposition (ALD). The deposition processes are used to manufacture integrated circuits for the computer, communications, medical, military, transportation and consumer electronics industries. Genus' customers include semiconductor manufacturers located throughout the United States, Europe and the Pacific Rim including Korea and Japan. Company headquarters are in Sunnyvale, California. For additional information visit Genus' web site at www.genus.com.


COMPANY  CONTACT:                              EDITORIAL  CONTACT:
Debra  Scott                                   Dave  Richardson
Genus,  Inc.                                   Positio
Tel:  (408) 747-7140 Ext. 1407                 Tel:  (650) 815-1006 Ext.108
dscott@genus.com                               dave@positiopr.com